EXHIBIT 10.8

SUMMARY OF BONUS PROGRAM
OF OHIO VALLEY BANC CORP.

The following is a description of the Bonus Program (the "Bonus Program") of Ohio Valley Banc Corp. (the “Company”) provided pursuant to Item 601(b)(10)(iii) of Regulation S-K promulgated by the Securities and Exchange Commission, which requires a written description of a compensatory plan when no formal document contains the compensation information.

The executive officers of the Company receive no compensation from the Company.  Instead they are paid by subsidiaries for services rendered in their capacities as executive officers of subsidiaries of the Company.

The objectives of the bonus component of the Company's compensation program are to: (a) motivate executive officers and other employees and reward such persons for the accomplishment of both annual and long range goals of the Company and its subsidiaries, (b) reinforce a strong performance orientation with differentiation and variability in individual awards based on contribution to long-range business results and (c) provide a fully competitive compensation package that will attract, reward, and retain individuals of the highest quality.  Typically, all employees of the Company's subsidiaries holding positions with a pay grade of 9 or above, are eligible to participate in the bonus program, including all of the named executive officers. Bonuses payable to participants in the bonus program are based on (a) the performance of the Company and its subsidiaries as measured against specific performance targets; and (b) each employee's individual performance.  At the beginning of each fiscal year, the Compensation Committee sets specific performance targets for the Company and its subsidiaries based on a combination of some or all of a number of performance criteria.  The targets are based on one or more of the following performance criteria: net income, net income per share, return on assets, return on equity, asset quality (as measured by the ratio of adversely classified assets to tier 1 capital plus the ALLL), tier 1 leverage ratio and efficiency ratio.  It is the objective of the Compensation Committee to establish goals that are “reaching” but “reachable.”  The Compensation Committee may not consider the goals to be of equal weight, but, in the aggregate, it considers them to be fundamental metrics which are important to the long-term performance of the Company and which, at the same time, do not expose the Company to, nor incent the employees to undertake, excessive risks which would threaten the Company’s long-term value.  At the end of the fiscal year, the aggregate amount available for the payment of a bonus, if any, is determined by the Company’s Board of Directors upon recommendation of its Compensation Committee based on an evaluation of the accomplishment of the performance targets.  A bonus may be paid without targets having been established or achieved.  No officer or employee has any right to the payment of a bonus until the Board of Directors has exercised its discretion to award one and the amount to be paid to each person has been determined and announced.

Once the aggregate amount of the bonus pool is determined, individual bonus awards, for eligible employees in grades 11 and below, are typically determined through a formula that applies each employee's performance evaluation score to a “bonus grid,” reflecting the individual employee's job grade and individual job performance using the performance criteria referenced above.  For employees in grades 12 and above, individual bonus awards are determined by the level of achievement by the Company and its subsidiaries of some or all of a number of previously mentioned performance metrics. Upon the recommendation of the Compensation Committee and if approved by the Board, individual bonus awards for grades 12 and above are typically awarded as a percent of base compensation.  Employees are evaluated by their supervisors, except for Messrs. Wiseman and Miller, who are evaluated by the Compensation Committee.  The Company’s Board of Directors approves the bonuses payable to the executive officers under the Bonus Program based upon the recommendation of the Compensation Committee.  For 2021 bonus amounts, goals were based on net income, the efficiency and asset quality.

Bonuses are normally paid in February in cash in a single lump sum, subject to payroll taxes and tax withholdings.